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                                                                      Exhibit 15



                 ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
KeyCorp


We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of KeyCorp for the registration of 4,000,000 shares of its common stock of our reports dated April 14, 1998, and July 14, 1998, relating to the unaudited condensed consolidated interim financial statements of KeyCorp that are included in its Forms 10-Q for the quarters ended March 31, 1998, and June 30, 1998.


Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the Registration Statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                           /s/ Ernst & Young LLP



Cleveland, Ohio
September 24, 1998